Exhibit 99.1 – Press Release

NEWS RELEASE

CVF TECHNOLOGIES CORPORATION ANNOUNCES
REDEMPTION OF SERIES C PREFERRED STOCK

Williamsville, New York – March 3, 2006 – CVF Technologies Corporation (OTC Bulletin Board: CNVT) today announced that it has redeemed in cash all of its outstanding Series C 6% Convertible Preferred Stock, which was held by The Shaar Fund Ltd., in accordance with its terms.  The redemption price was $1.0 million (US), plus accrued and unpaid interest of $121,666 through the redemption date, February 27, 2006.  CVF issued its Series C Preferred Stock together with common shares and warrants in February 2004 in exchange for its then outstanding Series B 6% Convertible Preferred Stock.

The company plans to release its 10KSB Annual Filing with its year end financial results for the fiscal year ending December 31, 2005 on March 31, 2006.  The company has also begun and is continuing its stock buyback program as announced in a prior press release.

CVF Technologies Corporation (www.cvfcorp.com) is headquartered in Williamsville, New York.  CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public technology companies with significant market potential.

Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF’s subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company’s subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the Company’s accounting policies; the effect of trade restrictions and other risks detailed in the company’s Statement on Form 10-SB/A filed with the U.S. Securities and Exchange Commission and any subsequent filings with the Commission.

For more information please contact:   www.cvfcorp.com

CVF Technologies Corporation

CVF Technologies Corporation

Robert L. Miller

Jeffrey Dreben

Chief Financial Officer

President & CEO

(716) 565-4711

(716) 565-4711